UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 21, 2017

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Wildwood Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 8.01 Other Events.

As disclosed in the Company's prior SEC filings, the Company is defending a number of product liability lawsuits, many of which involve claims of personal injury allegedly resulting from the use of automotive parts previously distributed by the Company. The Company has routinely defended lawsuits of this nature for over 20 years and considers this litigation to be in the ordinary course of business. Throughout this history, the Company has never settled or otherwise resolved a case for a material amount.

On April 17, 2017, a jury awarded damages of $81.5 million against the Company and the National Automotive Parts Association ("NAPA"). NAPA is an automotive parts trade association of which the Company is the sole member. The awarded damages are before offsets from previous settlements and potential bankruptcy trust claims, which are not currently known as a result of the judicial process, but are expected to reduce the initial awarded damages.

The Company is disappointed with the jury’s verdict, but recognizes that it is just the first step of a multi-step legal process. The Company believes the verdict is not supported by the facts or the law and is contrary to the Company’s role in the automotive parts industry. The Company intends to challenge the verdict through post-trial motions and, if necessary, on appeal to a higher court. Based upon the Company’s legal defenses, insurance coverage and reserves, the Company does not believe this matter will have a material impact to the financial statements; however, this assessment may change as additional facts are known and the judicial process progresses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

April 21, 2017	By:	Carol B. Yancey

Name: Carol B. Yancey
Title: Executive Vice President and CFO